UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  June 13, 2012

PIER 1 IMPORTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-07832	75-1729843
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

100 Pier 1 Place, Fort Worth, Texas 76102
(Address of principal executive offices, including zip code)

817-252-8000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions: (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02    Results of Operations and Financial Condition.

The information contained in this Current Report pursuant to this “Item 2.02 Results of Operations and Financial Condition” is being furnished. The information in this Item on Form 8-K and on Exhibit 99.1 attached hereto shall not be deemed to be filed for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

On June 14, 2012, Pier 1 Imports, Inc. (the “Company”) issued a press release announcing the Company’s financial results for the first quarter ended May 26, 2012. A copy of this press release is attached hereto as Exhibit 99.1.

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On June 13, 2012, the Company and Alexander W. Smith, the President and Chief Executive Officer of the Company, entered into a Board of Directors approved renewal and extension of the employment agreement of Mr. Smith (the “Employment Agreement”).  Mr. Smith’s existing employment agreement was effective February 28, 2010 and continues through March 2, 2013.  A copy of the Employment Agreement is attached as Exhibit 10.1 and is incorporated herein by reference. The following is a brief description of the material terms and conditions of the Employment Agreement.

The Employment Agreement will become effective March 3, 2013 and will continue until February 27, 2016, with one-year renewal provisions.  Under the terms of the Employment Agreement, Mr. Smith’s base salary effective March 3, 2013 will be $1,250,000 per calendar year, and may be adjusted from time to time by the Compensation Committee of the Company’s Board of Directors.  Additionally, Mr. Smith is entitled to participate in the Company’s senior management short-term incentive cash award plan as may exist and be in effect from time to time.

The Employment Agreement provides that Mr. Smith will receive a grant of 375,000 shares of restricted stock on March 3, 2013, March 2, 2014, and March 1, 2015, under the Company’s 2006 Stock Incentive Plan, provided Mr. Smith is employed on such dates.  The vesting of the restricted stock grants is as follows:

●

180,000 of the 375,000 shares of restricted stock will vest one-third per year on the last day of the fiscal year in which the grant occurred and on the last day of the following two fiscal years, provided Mr. Smith is employed by the Company on the last day of each such fiscal year (except as otherwise provided in the Employment Agreement for early termination);

●

120,000 of the 375,000 shares of restricted stock are performance-based and will vest one-third annually, provided that (i) the Company satisfies certain EBITDA targets as established annually for the fiscal year in which the grant occurred and for each of the following two fiscal years, and (ii) Mr. Smith is employed by the Company on the last day of each such fiscal year (except as otherwise provided in the Employment Agreement for early termination).  Vesting is prorated, as provided in the Employment Agreement, if an EBITDA target is partially met.  Over a three-year performance (vesting) period, if the EBITDA targets are not satisfied in any fiscal year, the shares will vest if the sum of consecutive years' EBITDA equals or exceeds the sum of the individual consecutive fiscal year EBITDA targets; and

●

75,000 of the 375,000 shares will be granted as total shareholder return performance-based restricted stock and will vest within a range of 0% - 250% of 30,000 shares (at target).  The shares will become vested, unrestricted shares of Common Stock following the last day of the Company’s third fiscal year beginning on the date on which such 75,000 shares of restricted stock were granted (i) based upon the Company’s percentile rank of the Company’s annual equivalent return of the Company’s total shareholder return within the percentile rankings of the annual equivalent return of the total shareholder return of each constituent company within a peer group of companies over the same three-year period, and (ii) conditioned upon Mr. Smith being employed by the Company on the last day of such third fiscal year of the Company (except as otherwise provided in the Employment Agreement for early termination).

Upon termination of Mr. Smith’s employment by the Company without Cause or by Mr. Smith with Good Reason, any and all of Mr. Smith’s restricted stock that has been granted and has not vested will vest.  In addition, Mr. Smith will be paid a severance amount equal to two full years of Mr. Smith's then-existing base salary.  Upon the non-renewal of the Employment Agreement by the Company, Mr. Smith will be paid the severance amount stated above, and any and all of Mr. Smith’s restricted stock that has been granted and has not vested will vest.

The Employment Agreement includes terms similar to Mr. Smith’s existing employment agreement related to the scope of employment, covenants not to compete and not to solicit, the definitions of “Cause” and “Good Reason”, and binding arbitration.

Item 9.01    Financial Statements and Exhibit.

(d) Exhibits.

Exhibit No.	Description

10.1	Employment Agreement dated as of June 13, 2012 by and between Alexander W. Smith and Pier 1 Imports, Inc.

99.1	Press release dated June 14, 2012 announcing the Company’s financial results for the first quarter ended May 26, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIER 1 IMPORTS, INC.

Date:	June 14, 2012	By:	/s/ Michael A. Carter
Michael A. Carter, Senior Vice President and
General Counsel, Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement dated as of June 13, 2012 by and between Alexander W. Smith and Pier 1 Imports, Inc.

99.1	Press release dated June 14, 2012 announcing the Company’s financial results for the first quarter ended May 26, 2012.